Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BLACKHAWK NETWORK HOLDINGS, INC.

THE UNDERSIGNED, being a natural person for the purpose of organizing a corporation under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies that:

FIRST:  The name of the corporation (which is hereinafter referred to as the “Corporation”) is Blackhawk Network Holdings, Inc.

SECOND:  The name and address of the registered agent in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL, as from time to time amended.

FOURTH:  The total number of shares of capital stock which the Corporation shall have authority to issue is 1,000, all of which shares shall be common stock having a par value per share of $0.001.

FIFTH:  In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this certificate of incorporation, bylaws of the Corporation may be adopted, amended or repealed by a majority of the board of directors of the Corporation, but any bylaws adopted by the board of directors may be amended or repealed by the stockholders entitled to vote thereon.  Election of directors need not be by written ballot.

SIXTH:  (a)  To the maximum extent permitted by the DGCL, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended after approval by the stockholders of this Article SIXTH to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended, automatically and without further action, upon the date of such amendment.

(b) The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. Such right may include the right to be paid by the Corporation expenses incurred in defending any such Proceeding in advance of its final disposition to the maximum extent permitted under the DGCL, as the same exists or may hereafter be amended. Notwithstanding the preceding sentence, except as otherwise provided in the bylaws, the Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized in the specific case by the board of directors.(c) The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to a Proceeding, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as an employee or agent at the request of the Corporation or any predecessor to the Corporation, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. Such right may include the right to be paid by the Corporation expenses incurred in defending any such Proceeding in advance of its final disposition to the maximum extent permitted under the DGCL, as the same exists or may hereafter be amended. (d) Neither any amendment nor repeal of this Article SIXTH, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article SIXTH, shall eliminate or reduce the effect of this Article SIXTH in respect of any matter occurring, or any Proceeding accruing or arising or that, but for this Article SIXTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

SEVENTH: To the fullest extent permitted by the DGCL, the Corporation acknowledges that: (i) each Exempted Stockholder (as defined below), director employed by an Exempted Stockholder or one of its affiliates, officer affiliated with an Exempted Stockholder or one of its affiliates and any other officer or director of the Corporation specifically designated by an Exempted Stockholder or one of its affiliates (collectively, the “Exempted Persons”) shall have no duty (contractual or otherwise) not to, directly or indirectly, engage in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries, including those deemed to be competing with the Corporation or any of its subsidiaries; and (ii) in the event that any Exempted Person acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Corporation, then such Exempted Person shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to the Corporation or any of its subsidiaries, as the case may be, and shall not be liable to the Corporation or its affiliates or stockholders for breach of any duty (contractual or otherwise) by reason of the fact that such Exempted Person, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to the Corporation.  For purposes of this Article SEVENTH, the term “Exempted Stockholder” shall mean all stockholders of the Corporation other than stockholders who are also officers or employees of the Corporation or any subsidiary of the Corporation or who are permitted transferees of any such person.